Exhibit 99.2

IMPLANT SCIENCES DISCUSSES CONTEMPLATED USE OF
PROCEEDS FROM RECENT FINANCING

PROCEEDS INTENDED FOR ACCRETIVE ACQUISITION OF
NANOTECH/SEMICONDUCTOR SERVICES COMPANY

WAKEFIELD, MA…March 9, 2005…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) announced, on March 8, 2005, the completion of a $7.8 million financing.  At this time, the Company would like to provide its shareholders and the investment community additional information regarding the intended use of these proceeds.  The Company intends on using a significant portion of this financing for a contemplated acquisition of a semiconductor services company that provides semiconductor wafer analytical services.  These services are provided to a market that includes semiconductor companies, universities and research companies, and a growing nanotech semiconductor marketplace.  The Company believes that the proposed target company could provide Implant with the potential of an additional $7 million to $8 million in revenues with earnings before interest, taxes, depreciation and amortization of as much as $2 million per year.  Negotiations for a proposed transaction have been ongoing for the past several months and management believes that all key provisions have been adequately negotiated, however there can be no assurance that a transaction will be closed.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “In our previous quarterly conference call I stated the Company is executing on a strategy to grow its semiconductor services business.  We are completing the integration of Core Systems and believe that we should see the benefits of this strategic semiconductor services acquisition in the upcoming quarters.  We believe our next proposed target, if successful in our acquisition efforts, could result in more than doubling the expected revenue from our current semiconductor business segment and provide positive cash flows.  More importantly, such an acquisition could enable the Company to leverage its semiconductor expertise and exploit the growing nanotech marketplace.  A February 14, 2005 BusinessWeek article addressing the nanotech industry stated “One industry that should be able to tap nano’s potential without those risks is semiconductors.”  We believe that a successful acquisition of a company in the nanotech semiconductor space, which boasts strong revenues and positive EBITDA, should justify any dilutive effect of a financing, such as the one recently completed.  We are pleased with the foundation established for growth in our semiconductor services business and look forward to exploiting those opportunities that will create long-term shareholder value.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top trace element detection devices to identify explosives.  In addition, the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Aurelius Consulting Group:

Dave Gentry 407/644-4256

dave@aurcg.com

www.runonideas.com

Implant Sciences Corporation:

David C. Volpe, 508/523-3141

dvolpe@implantsciences.com

www.implantsciences.com